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                                                                 EXHIBIT (A)(3)

MORGAN STANLEY & CO.
      Incorporated
One Financial Place
440 South LaSalle Street
Chicago, Illinois 60605

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                and Series A Convertible Voting Preferred Stock
                                      of

                         Kysor Industrial Corporation

                                      at

                             $43.00 Net Per Share

                                      by

                             K Acquisition Corp.,

                    an indirect wholly owned subsidiary of

                           Scotsman Industries, Inc.


                THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
         12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 7, 1997,
                         UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,                         February 7, 1997
 Trust Companies and Other Nominees:

  We have been appointed by K Acquisition Corp., a Michigan corporation (the "Offeror") and an indirect wholly owned subsidiary of Scotsman Industries, Inc., a Delaware corporation ("Parent"), to act as Dealer Manager in connection with the Offeror's offer to purchase all outstanding shares of Common Stock, $1.00 par value, of Kysor Industrial Corporation, a Michigan corporation (the "Company"), including the associated common share purchase rights issued pursuant to the Rights Agreement, dated as of April 26, 1996, as amended, between the Company and Harris Trust and Savings Bank, as successor Rights Agent (collectively, the "Common Stock"), and all outstanding shares of Series A Convertible Voting Preferred Stock, $24.375 stated value per share (the "ESOP Preferred Stock"; and, together with the Common Stock, the "Company Capital Stock"; the shares of Common Stock and the shares of ESOP Preferred Stock being collectively referred to herein as "Shares"), at a purchase price of $43.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 7, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 2, 1997, among Parent, the Offeror and the Company (the "Merger Agreement"). Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.
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  Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

  Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1. The Offer to Purchase, dated February 7, 1997.

    2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

    3. A letter to shareholders of the Company from George R. Kempton, the Chairman of the Board and Chief Executive Officer of the Company, together with the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the shareholders of the Company.

    4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.

    5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    7. A return envelope addressed to the Depositary.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 7, 1997, UNLESS THE OFFER IS EXTENDED.

  Please note the following:

    1. The tender price is $43.00 per Share, net to the seller in cash, without interest.

    2. The Offer is being made for all of the outstanding Shares.

    3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, March 7, 1997, unless the Offer is extended.

    4. The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute a majority of the outstanding shares of the Company Capital Stock (assuming the exercise of all options to purchase shares of Company Capital Stock outstanding at the expiration date of the Offer). The Offer is also subject to the other terms and conditions contained in the Offer to Purchase.

    5. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer.

  In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) or other required documents should be sent to the Depositary and (ii) Certificates representing the tendered Shares or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) should be delivered to the Depositary in accordance with the instructions set forth in the Offer.

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

  If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in
Section 3 of the Offer to Purchase.

  Neither the Offeror nor Parent, nor any officer, director, shareholder, agent or other representative of the Offeror or Parent will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Offeror will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to Morrow & Co., Inc., the Information Agent for the Offer, at 909 3rd Avenue, 20th Floor, New York, New York 10022, (800) 662-5200 or Morgan Stanley & Co. Incorporated, the Dealer Manager for the Offer at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605, (312) 706-4424.

  Requests for copies of the enclosed materials may be directed to the Information Agent at the above address and telephone number.

                                          Very truly yours,

                                          MORGAN STANLEY & CO.
                                                     Incorporated

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, THE OFFEROR, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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